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                                      MASSACHUSETTS ELECTRIC COMPANY
                             Computation of Ratio of Earnings to Fixed Charges
                                              (SEC Coverage)
                                                (Unaudited)

                                     12 Months
                                       Ended
                                 March 31, 1999                 Years Ended December 31,
                                     Actual                    -------------------------------------------------------------
                                    (Unaudited)   1998       1997         1996      1995        1994
                                 --------------   ----       ----         ----      ----        ----
                                                                    (In Thousands)
Net Income                          $ 51,408   $ 50,386    $ 65,758     $37,926    $29,101     $34,726
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Add income taxes and fixed charges
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  Current federal income taxes        25,463     10,978      34,244      25,867      9,437      (6,762)
  Deferred federal income taxes        4,868     18,558         912      (6,052)     6,156      24,932
  Investment tax credits - net        (1,082)    (1,086)     (1,103)     (1,118)    (1,132)     (1,228)
  Massachusetts franchise tax          7,287      6,999       7,514       4,479      3,935       4,681
  Interest on long-term debt          27,055     27,073      27,612      27,089     25,901      20,967
  Interest on short-term debt and other7,860      7,368       7,214       6,473      6,784       6,366
                                    --------   --------     -------     -------    -------     -------
Net earnings available for fixed charges       $122,859    $120,276    $142,151    $94,664     $80,182   $83,682
                                    --------   --------     -------     -------    -------     -------

Fixed charges:
  Interest on long-term debt        $ 27,055   $ 27,073    $ 27,612     $27,089    $25,901     $20,967
  Interest on short-term debt and other7,860      7,368       7,214       6,473      6,784       6,366
                                    --------   --------     -------     -------    -------     -------
     Total fixed charges            $ 34,915   $ 34,441    $ 34,826     $33,562    $32,685     $27,333
                                    ========   ========     =======     =======    =======     =======

Ratio of earnings to fixed charges      3.52       3.49        4.08        2.82       2.45        3.06
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